Exhibit 10.1

OPTION AGREEMENT

This option agreement (this “Agreement”) is entered into this 18th day of May, 2015 by and between:

EASTFIELD RESOURCES LTD., a corporation duly organized and existing under the laws of British Columbia with office address at Suite 110 – 325 Howe Street, Vancouver, BC, V6C 1Z7, Canada

(“EASTFIELD”);

and

RISE RESOURCES INC., a corporation duly organized and existing under the laws of the State of Nevada, USA, with office address at Suite 700 – 510 West Hastings Street, Vancouver, BC, V6B 1L8, Canada

(“RISE”);

WITNESSETH:

WHEREAS, EASTFIELD owns a 91.1% interest in the Indata property located in the Omineca Mining Division, British Columbia, consisting of 18 claims, and which is more specifically described in Appendix “A” (the “Property”); and

WHEREAS, EASTFIELD has an existing agreement with IMPERIAL METALS INC. (“IMPERIAL”) where by virtue of such agreement IMPERIAL owns the remaining 8.9% interest in the Property; and

WHEREAS, RISE desires to earn up to a 75% interest in the Property from EASTFIELD;

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth, EASTFIELD and RISE (individually, a “Party” or collectively, the “Parties”) hereby agree as follows:

1.	Grant of 60% Option. EASTFIELD hereby grants to RISE the exclusive and irrevocable option to earn a 60% undivided interest in the Property (the “60% Option”) by:

a.	making the cash payments to EASTFIELD as set out in Table 1 below on or before the relevant completion date; and

b.	subject to clause 3, satisfying the exploration expenditure (the “Expenditure”) set out in Table 1 below on or before the relevant completion date. The sum of the foregoing cash payments and Expenditure comprise the “60% Option Price”.

Table 1

Completion Date	Cash Payment ($)	Exploration Expenditure ($)	% Interest Earned
October 3, 2015	20,000 plus completion of NI 43-101 technical report on the Property	-	-
April 3, 2016	30,000	50,000	-
April 3, 2017	100,000	200,000	-
April 3, 2018	100,000	250,000	-
April 3, 2019	100,000	1,500,000	60
Total	350,000	2,000,000	60

2.	Grant of Additional 15% Option. Upon RISE exercising the 60% Option, RISE shall have the exclusive and irrevocable option to earn an additional 15% undivided interest in the Property (the “15% Option”) by:

a.	making the cash payments to EASTFIELD as set out in Table 2 below on or before the relevant completion date; and

b.	subject to clause 3, satisfying the Expenditure set out in the Table 2 below and completing a feasibility study in accordance with industry standards. The sum of the foregoing cash payments, Expenditure and completion of a feasibility study comprise the “15% Option Price”.

Table 2

Completion Date	Cash Payment ($)	Exploration Expenditure ($)	Additional % Interest Earned
Within 90 days of exercising the 60% Option	100,000	-	-
Completion of feasibility study	-	$500,000 per year until completion	15
Total	100,000		15

3.	Expenditure Commitments and Shortfall Payments. Each Expenditure for both the 60% Option and the 15% Option calls for RISE to contribute, at a minimum, the amount indicated in Table 1 and Table 2 in respect of the Property on or before the relevant completion date. If RISE fails to satisfy an Expenditure on or before such date, RISE may, in its sole discretion, pay to EASTFIELD the corresponding shortfall amount (being the difference between the relevant Expenditure and the Qualifying Expenses at that time) within 20 business days of the relevant completion date. Any Qualifying Expenses incurred in excess of Expenditure in both the 60% Option and the 15% Option will be rolled over and applied towards satisfying the next or succeeding Expenditure requirements.

4.	Option Period, Withdrawal and Termination. The “Option Period” shall commence on April 28, 2015 and end on the earlier of the date RISE exercises the 15% Option or the date this Agreement is terminated. This Agreement may be terminated as follows:

a.	by EASTFIELD sending a notice to RISE if RISE fails to make a cash payment or satisfy an Expenditure on the relevant completion date, and such cash payment or Expenditure remains outstanding for a period of 10 calendar days;

b.	by RISE sending a notice to EASTFIELD that it has elected to terminate this Agreement upon 10 business days’ notice.

5.	Exercise of Option. Within 10 business days of exercising the 60% Option or 15% Option, as applicable, EASTFIELD shall deliver to RISE all registerable instruments of transfer executed by EASTFIELD as transferor of the corresponding percentage interest in the Property in favour of RISE as transferee, together with anything reasonably required by RISE to give full effect to the transfer of the interest.

6.	Exploration Report. On at least an annual basis, RISE will provide to EASTFIELD a report summarising the results of its Exploration on the Property and access to all new information regarding the Property developed or obtained by RISE during the period covered by such report.

7.	Access Rights. During the Option Period, RISE and its Personnel shall have the exclusive licence to enter the Property and conduct operations thereon and RISE may exercise any and all of EASTFIELD’s rights as the legal and beneficial owner of the Property. RISE has complete discretion as to the nature, timing, method and conduct of all operations. RISE may access all business and confidential information in EASTFIELD’s possession, custody and control, which relate to the Property. RISE may, at its cost, sample any of EASTFIELD’s existing core samples and corresponding pulp samples for assay purposes.

8.	Marketing Rights. Subject to this clause 8, during the Option Period EASTFIELD and any person interested in acquiring all or a portion of EASTFIELD’s remaining interest in the Property (an “Interested Party”) may enter the Property and access all of EASTFIELD’s existing data on the Property and any new information which RISE has provided to EASTFIELD regarding the Property. Prior to receiving any information and entering the Property, any Interested Party shall execute a confidentiality agreement with EASTFIELD in form and substance acceptable to RISE, acting reasonably. Among other things, this agreement will require the Interested Party to:

a.	keep confidential all information disclosed to it by EASTFIELD and which it developed in connection with evaluating EASTFIELD’s interest in the Property;

b.	only use such information for the limited purpose of evaluating the desirability of acquiring EASTFIELD’s interest in the Property;

c.	not acquire any interest in any exploration or mining property or claim within two (2) kilometres of the Property for a period of 24 months; and

d.	provide RISE a copy of any report or reports generated from the Interested Party’s review of the Property or any data or information obtained from EASTFIELD.

For greater clarity, EASTFIELD’s interest in the Property for the purposes of this clause 8 does not include that percentage of the Property subject to a valid Option in favour of RISE.

9.	Exploration Rights. During the Option Period, RISE will, in exercising its rights to the extent that they relate to its operations on the Property:

a.	comply with the Mines Act (British Columbia), the Mineral Tenure Act (British Columbia), and any other laws dealing with miners and the Exploration for and mining of minerals;

b.	keep the Property in good standing; and

c.	use all reasonable endeavours to have its Exploration operations recorded for assessment credit against the Property to the fullest possible extent.

10.	Joint Venture Agreement. Upon the exercise the 60% Option, the Parties and IMPERIAL shall execute a joint venture agreement (“JVA”) on industry acceptable terms including, but not limited to, the following, and use the services of a recognized arbitrator of the Province of British Columbia in connection therewith if necessary. At this point in time, RISE will own a 60% interest in the Property while EASTFIELD and IMPERIAL combined will own the remaining 40% interest. Following the execution of the JVA and provided that RISE has yet to exercise the 15% Option, the interest of each party will be adjusted from time to time by the contribution of a party divided by the total contributions of all parties with the initial contribution of RISE being deemed to be $2,000,000 and that of EASTFIELD and IMPERIAL combined being deemed to be $1,333,333. The foregoing adjustment mechanism shall specifically exclude any payment made by RISE to EASTFIELD in connection with the exercise of the 15% Option. The JVA shall be governed by the laws of the Province of British Columbia.

11.	Joint Venture Company. Upon the exercise of the 15% Option, the Parties and IMPERIAL shall form a joint venture company (“JVC”) that will own and operate the Property. Provided that the interest of the parties has not been adjusted in accordance with clause 10, the JVC will initially be 75% owned by RISE with EASTFIELD and IMPERIAL combined owning the remaining 25%. After the formation of the JVC, each party will contribute to its share to fund operations on the Property commensurate to such party’s interest in the Property. If one party does not contribute its interest in the Property will be reduced pro-rata.

12.	Management.

a.	For the duration of the Option Period, the Parties will form a management committee (the “Management Committee”) consisting of one representative from RISE, who shall act as Chairman, and one representative from EASTFIELD. The Management Committee shall be responsible for making any and all exploration and development decisions regarding the Property, including approving all work programs and budgets. During the Option Period, all decisions of the Management Committee shall be determined by a simple majority vote (through a show of hands) and if there is an equality of votes on a matter before the Management Committee, the Chairman shall have a further and deciding vote. Following the execution of the JVA, the Management Committee will continue to exist with all decisions being determined by a simple majority vote but with each representative having the number of votes commensurate with the interest of the relevant party in the Property at such time. The Management Committee will cease to exist once the JVC is formed.

b.	If at any time during the Option Period, RISE requires the assistance of third party contractors in conducting any Exploration, RISE agrees to consider using persons associated with EASTFIELD for such work provided RISE is satisfied that:

i.	such persons have demonstrable competence in the areas of work which RISE requires to be performed; and

ii.	the terms on which the work will be provided (including the costs or rates proposed to be charged) by such persons (i) are no less favourable than those which RISE could otherwise obtain from a similarly qualified and experienced contractor; and (ii) otherwise reflect prevailing market terms and rates.

c.	RISE may terminate its role as the operator on the Property upon providing EASTFIELD with 20 business days’ written notice.

d.	RISE may not exceed any work program and budget approved by the Management Committee by more than 10% except with the Management Committee’s prior approval or in a defensible emergency.

e.	During the Option Period, each Party will indemnify and hold harmless the other Party and its Personnel from and against all Claims and Liabilities incurred in connection with or in relation to its role as operator on the Property, save and except for those Claims and Liabilities which arise as a result of the Gross Negligence or Wilful Misconduct of a Party or its Personnel.

13.	Liability. Each Party agrees that neither shall be, in any circumstances, liable to the other Party for any indirect or consequential loss (including loss of profits, revenues, business opportunity and the like), howsoever arising; and releases the other from all Claims for indirect or consequential loss arising under, or in respect of, this Agreement.

14.	Representations, Warranties and Covenants of the Parties.

Each Party hereby represents and warrants to the other Party that, as of the date of this Agreement:

a.	it is a body corporate duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation;

b.	it is not currently in default of any agreement or obligation material to it or to its operations;

c.	no proceedings are pending and it is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of such Party or the placing of such Party into bankruptcy or subjecting such Party to any other laws governing insolvent persons;

d.	it has full power and authority to carry on its business and to execute this Agreement, and the person executing or accepting this Agreement on its behalf is fully authorized to do so;

e.	neither the execution, delivery or acceptance of this Agreement nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party or require any permit or approval from any governmental authority or stock exchange, other than as contemplated herein;

f.	neither the execution, delivery or acceptance of this Agreement violates or results in the breach of the laws of any jurisdiction applicable or pertaining to a Party or of its organizational documents;

g.	all corporate authorizations have been obtained for the execution or acceptance of this Agreement and for the performance of its obligations hereunder;

h.	the covenants contained in this Agreement by a Party constitute legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms, subject to the usual qualifications with respect to bankruptcy and the availability of equitable remedies being within the discretion of a court;

15.	Representations, Warranties and Covenants of EASTFIELD.

EASTFIELD hereby represents and warrants to RISE that, as of the date of this Agreement and as of the date an Option is exercised, if applicable:

a.	the Property is free from any Encumbrances except as described herein;

b.	EASTFIELD is the registered holder and beneficial owner of a 91.1% interest in the Property and has the ability to grant to the 60% Option and 15% Option to RISE;

c.	the Property is in good standing and not liable to forfeiture and EASTFIELD is not aware of any facts or circumstances which might give rise to a breach this Agreement or render any of the claims comprising the Property liable to forfeiture;

d.	there are no Claims by or before any Governmental Agency now pending or threatened against or affecting the Property which would affect the validity of this Agreement or EASTFIELD’s right to grant the Options;

e.	so far as EASTFIELD is aware, there is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any Authorisation relating to the Property;

f.	no event has, so far as EASTFIELD is aware, occurred and no fact or circumstance exists which with the giving of notice or lapse of time, or both, would cause EASTFIELD to be in breach of any Authorisation or environmental law relating to the Property;

g.	all Authorisations relating to the Property are in full force and effect in all material respects and have been complied with in all material respects;

h.	there are no outstanding Claims affecting the Property, nor have any Claims been threatened, nor is EASTFIELD aware of any facts or circumstances which might give rise to any such Claims;

i.	there are no current or potential environmental Liabilities of which EASTFIELD is aware which have not been disclosed to RISE;

j.	EASTFIELD has disclosed to RISE all information known to EASTFIELD relating to the Property necessary for RISE to make an informed assessment of the Property and which is material for disclosure to a prospective purchaser of an interest in the Property; and

k.	EASTFIELD acknowledges that RISE is entering into this Agreement in reliance on these representations and warranties, and that each such representation or warranty is separate and independent and not limited or restricted by any other representation, warranty or provision of this Agreement.

16.	Definitions. In addition to the terms defined throughout this Agreement, in the this Agreement the following terms shall have the following meanings:

a.	“Authorisations” includes any authorisation, approval, agreement, indemnity, guarantee, consent, licence, permit, franchise, permission, filing, registration, resolution, direction, declaration or exemption from any Governmental Agency or third party; and in relation to anything which will be prohibited or restricted in whole or in part by law if a Governmental Agency intervenes or acts in a manner within a specified period after notification to it, the expiry of that period without intervention or action by the relevant Governmental Agency, which are necessary or desirable for the conduct of the relevant activity, enterprise or undertaking;

b.	“Claim” means any claim, notice, demand, action, proceeding, litigation, investigation or judgment whether based in contract, tort, and statute or otherwise;

c.	“Encumbrance” means any: (a) security interest; (b) right of first refusal or first offer, option, claim or contractual restriction; (c) any Right to Use, royalty (other than royalties to any Governmental Agency), caveat or other encumbrance; and includes any agreement to grant or create any of the foregoing or allow them to exist;

d.	“Exploration” means all activities aimed at the discovery, location and delineation of minerals including assessments, data review and analysis, sampling, aeromagnetic and geophysical surveys, assays, metallurgical work, carrying out pre-feasibility studies and feasibility studies, drilling, maintenance and administration of the Property and field offices/sites;

e.	“Governmental Agency” means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in Canada (whether federal, provincial, or local);

f.	“Gross Negligence” means such wanton and reckless conduct as constitutes an utter disregard for the harmful, foreseeable and avoidable consequences which result from that conduct;

g.	“Liabilities” mean all liabilities, losses, damages, outgoings, costs and expenses of whatever description;

h.	“Option Period” has the meaning given to that term in clause 4;

i.	“Option” means, as the case may be, either the 60% Option or the 15% Option;

j.	“Personnel” means all directors, officers, employees, agents, contractors and sub-contractors of the relevant person;

k.	“Qualifying Expenses” means the minimum expenses required to be incurred on the Property by the government of British Columbia to maintain the Property in good standing and without penalty or the risk of being taken away or the rights cancelled;

l.	“Wilful Misconduct” means an act or omission that is a reckless and intentional disregard of: (a) any provision of this Agreement; (b) any adopted Program and Budget, except in the case of an emergency; or (c) any law required to be observed in connection with operations on the Property; but does not include any error of judgement or mistake made by either Party or any of its Personnel in the exercise, in good faith, of any function, authority or discretion conferred upon that Party.

m.	In this Agreement, except where the context otherwise requires:

i.	the singular includes the plural and vice versa, and a gender includes other genders;

ii.	another grammatical form of a defined word or expression has a corresponding meaning;

iii.	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

iv.	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

v.	a reference to C$, $C, CAD, dollar or $ is to Canadian currency;

vi.	business day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Vancouver, British Columbia, business hours means from 9.00 a.m. to 5.00 p.m. on a business day and a reference to time is to Vancouver, British Columbian time;

vii.	a reference to a Party is to a party to this Agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

viii.	a reference to a person includes a natural person, partnership, body corporate, joint venture, association, governmental or local authority or agency or other entity;

ix.	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

x.	the meaning of general words is not limited by specific examples introduced by “including”, “for example” or similar expressions;

xi.	a rule of construction does not apply to the disadvantage of a Party because the Party was responsible for the preparation of this agreement or any part of it;

xii.	if a day on or by which an obligation must be performed or an event must occur is not a business day, the obligation must be performed or the event must occur on or by the next business day;

xiii.	a reference to a mineral property means the mineral property referred to and includes any other mineral property applied for, created or granted by way of conversion, reversion or substitution over a greater or lesser area from time to time or effecting any addition, amendment, extension or variation to that mineral property; and

xiv.	headings are for ease of reference only and do not affect interpretation.

17.	Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the Province of British Columbia and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of British Columbia.

18.	News Release. Unless otherwise required by law or the rules and regulations of any regulatory authority or stock exchange having jurisdiction, the Parties will consult with each other prior to issuing any press release, or making or filing any other statement (collectively, a “Release”) to a non-Party (including a Governmental Agency or exchange authority) regarding this Agreement or activities thereon, and the disclosing Party shall advise the other Party of the text of the proposed Release. The disclosing Party will provide the other Party with a reasonable opportunity (not less than two (2) Business Days) to comment on the Release and will incorporate the other Party’s reasonable changes to the Release before the Release is issued, made or filed. Notwithstanding the foregoing, where a Party requests input or consent from the other Party as to any Release, and the other Party has not responded to such request within two (2) Business Days, then the Party proposing the Release will be entitled to proceed with its Release as if it had received input or consent from the other Party.

19.	Notices. Any notice, direction, objection, consent, request, approval, demand or other communication permitted or required to be given hereunder, shall be in writing and, if courier service, shall be deemed to have been given and received on the day it is delivered if delivered during normal business hours and, if sent by electronic transmission, shall be deemed to have been given and received on the day it is so sent if sent during normal business hours or on the next following business day if delivered or sent outside of normal business hours. Notices in each case shall be addressed as follows:

a.	If to EASTFIELD:

110 – 325 Howe Street
Vancouver, BC V6C 1Z7
Email: jwmorton@eastfieldgroup.com

b.	If to RISE:

700 – 510 West Hastings Street
Vancouver, BC V6B 1L8
Email: fred@skanderbegcapital.com

Either Party may give, at any time, notice in writing to the other Party of any change of address of the Party giving such notice and, from and after the giving of such notice, the address or addresses therein specified shall be deemed to be the address of such Party for purposes of giving notice hereunder.

20.	Assignment. This rights and obligations created by this Agreement are not assignable by either Party without the prior written consent of the other Party, except that RISE may assign any such rights and obligations to an affiliate of RISE without obtaining prior approval from EASTFIELD.

21.	Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties.

22.	Entire Agreement. This Agreement constitutes the entire understanding, contract and agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings, agreements or contracts, formal or informal, between the parties hereto or their representatives with respect thereto.

23.	Counterparts. This Agreement may be executed and delivered in counterparts and by electronic transmission, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EASTFIELD RESOURCES LTD.		RISE RESOURCES INC.

Per:	/s/ J.W. Morton	Per:	/s/ Fred Tejada

J. W. MORTON,		FRED TEJADA,
Chief Executive Officer		Chief Executive Officer

APPENDIX A

LIST OF MINING CLAIMS

Claim Name	Record No.	Area (Hectares)	Expiry Date
Indata 2	239379	375	18-Oct-19
Indata 3	240192	500	18-Oct-19
Schnapps 1	238722	500	18-Oct-19
Schnapps 2	238723	500	14-Nov-19
Schnapps 3	238859	200	20-Oct-19
Schnapps 4	238860	250	18-Oct-19
Schnapps 5	238893	100	18-Oct-19
Schnapps 6	362575	25	31-Dec-18
IN-6	362576	25	31-Dec-18
IN-7	362577	25	31-Dec-18
IN-8	362578	25	31-Dec-18
IN-9	362579	25	31-Dec-18
IN-10	362582	25	31-Dec-18
IN-11	362583	25	20-Dec-18
Limestone	753222	441.33	20-Apr-18
Triangle A	941109	55.15	16-Jan-18
Triangle B	941110	55.17	16-Jan-18
Triangle C	941111	18.38	16-Jan-18
Total		3,170.03